                                MB Financial, Inc.
                                800 West Madison Street
                                Chicago, Illinois 60607
                                1 (888) 422-6562
                                NASDAQ: MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:
Mitchell Feiger - President and Chief Executive Officer
Jill York - Vice President and Chief Financial Officer
E-Mail: jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

MB Financial Announces Completion of First Oak Brook Merger

CHICAGO — (BUSINESS WIRE) — August 25, 2006 — MB Financial, Inc. (Nasdaq Global Select: MBFI) announced that its merger with First Oak Brook Bancshares, Inc. (Nasdaq Global Select: FOBB) was completed today.

MB Financial will issue approximately 8.4 million shares of common stock and pay approximately $74.1 million in cash in the transaction. Based on the average MB Financial closing price for the five-trading day period ended August 23, 2006 of $36.214, the value of the consideration to be paid to First Oak Brook stockholders is $37.43 per share, regardless of whether paid in cash or MB Financial stock.

First Oak Brook stockholders who made valid elections to receive stock and First Oak Brook stockholders who did not make valid elections to receive either form of merger consideration will receive 1.0336 shares of MB Financial common stock for each First Oak Brook share, which has a per share value of $37.43 based on the $36.214 five-day average MB Financial closing price. As a result of prorations, First Oak Brook stockholders who made valid elections to receive cash will receive $37.43 per share in cash with respect to 78.48% of their shares and 1.0336 MB Financial shares for each First Oak Brook share with respect to 21.52% of their shares. Cash will be paid in lieu of fractional MB Financial shares.

“We are looking forward to the next step and the benefits that are expected from integrating the two companies. The merger provides additional strength to nearly every aspect of our bank operations,” said Mitchell Feiger, President and Chief Executive Officer of MB Financial.

“The combined organization will benefit from enhanced geographic convenience - with greater coverage in Cook and Du Page Counties where 80% of the Chicago area’s middle market companies are located.  In addition, the merger provides more resources to continue expansion in such other key areas as retail and community banking, commercial lending and leasing,  treasury management, merchant processing, asset management, trust, private banking and investment services," Feiger added.

It is expected that Oak Brook Bank, First Oak Brook’s subsidiary bank, will be merged into MB Financial’s lead bank subsidiary, MB Financial Bank, N.A., in the fourth quarter of 2006.

As a result of the merger, MB Financial now has consolidated assets of over $8 billion and 62 branch offices in the Chicago area. MB Financial also has five branch offices in the Oklahoma City, Oklahoma area through its Union Bank, N.A. subsidiary and one branch office in Philadelphia, Pennsylvania.

MB Financial Bank (www.mbfinancial.com) is a locally operated financial institution, which has been delivering competitive personalized service for more than 90 years to privately-owned, middle-market companies as well as to individuals who live and work in the Chicago metropolitan area.

Safe Harbor Statement: Statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. By their nature, such statements are subject to numerous factors that could cause actual results to differ materially from those anticipated in the statements, including, without limitation, the possibility that the integration of the operations of Oak Brook Bank with those of MB Financial Bank may prove more difficult and take longer than expected, as well as other risks discussed in MB Financial’s filings with the Securities and Exchange Commission.